Exhibit 99.1

Allston, MA

November 21, 2022

New England Realty Associates (NYSE American: NEN) Receives Notice of Noncompliance with NYSE American Continued Listing Standards

New England Realty Associates Limited Partnership (the “Partnership”) today announced that on November 15, 2022, it received a notification letter from the Corporate Compliance Department of the NYSE American Exchange (the “NYSE American”) indicating that as of November 15, 2022, the Partnership is not in compliance with the NYSE American’s standards for continued listing of the Partnership’s Depositary Receipts on the NYSE American as set forth in Section 1007 of the NYSE American Company Guide (the “Company Guide”). The Company failed to timely file (the “Filing Delinquency”) the Partnership’s Form 10-Q for the period ended September 30, 2022. (the “Delayed Report”).  The Partnership acknowledges that as of November 15, 2022, it is no longer in compliance with Section 1007 of the Company Guide.  The NYSE American notification letter has no immediate effect on the listing or trading of the Partnership’s Depositary Receipts on the NYSE American, nor will it have any effect on the Partnership’s financial condition or results of operations.

Pursuant to the Section 1007 of the Company Guide, NYSE Regulation staff will review the Company periodically for the status of the Delayed Report and any other delayed filings. If the Company does not complete its Delayed Filing and any subsequently delayed filings with the SEC by the end of the six-month cure period on May 15, 2023, the NYSE American, acting in its sole discretion, may extend the cure period for an additional six months. If the Filing Delinquency and any subsequent filing delinquencies are not cured by the end of the cure period, including any extension, Exchange staff will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

The Filing Delinquency will be cured via the filing of the Delayed Report. The Company expects to file the Delayed Report prior to the expiration of the initial six-month cure period.

Contact:	Sally Starr
New England Realty Associates LP
39 Brighton Avenue, Allston, MA 02134
617-429-5329
e-mail: nera@thehamiltoncompany.com